Exhibit 23

Consent of Independent Registered Public Accounting Firm

Seneca Foods Corporation
Marion, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-12365, 333-145916, and 333-166846) of Seneca Foods Corporation of our reports dated June 8, 2016, relating to the consolidated financial statements, and the effectiveness of Seneca Foods Corporation's internal control over financial reporting, which appear in the Annual Report to Shareholders which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 8, 2016 relating to the financial statement schedule which appears in this Form 10-K.

/s/ BDO USA, LLP
Milwaukee, Wisconsin

June 8, 2016